SouthTrust Vulcan Funds                Page 1                7/18/95, ver.1


                                                    Exhibit 5(I) on Form N-1A
                                          Exhibit (10) under Item 601/Reg S-K


                                  AMENDMENT
                                   to the
                        Investment Advisory Agreement
                          dated May 6, 1992 between
                         SouthTrust Vulcan Funds and
                      SouthTrust Bank of Alabama, N.A.

                        SouthTrust Vulcan Income Fund

      The Investment Advisory Agreement ("Agreement") referred to above is amended as follows:

      1. Delete the second recital in its entirety and substitute in its place the following:

            "WHEREAS, the Company has four investment portfolios: the Treasury Obligations Money Market Fund, the Bond Fund, the Stock Fund and the Income Fund (the "Portfolios"); and "

      2.    Delete the first paragraph of Paragraph 7 in its entirety and
substitute        in its place the following:

           "7.   Compensation.     For the services provided and the
            expenses
                  assumed pursuant to this Agreement, effective as of the date hereof, the Company will pay SouthTrust and SouthTrust will accept as full compensation therefor, subject to the provisions of paragraph 6, above, a fee, computed daily and paid monthly (in arrears), at an annual rate of .50% of the average daily net assets of the Treasury Obligations Money Market Fund, .60% of the average daily net assets of the Bond Fund, .75% of the average daily net assets of the Stock Fund and .60% of the average daily net assets of the Income Fund."

      Witness the due execution hereof this 1st day of September, 1995.



 Attest:                                  SouthTrust Bank of Alabama, N.A.




                                          By:
                       Secretary                     Executive Vice President



Attest:                                   SouthTrust Vulcan Funds



                                          By:
             Assistant Secretary                                     Chairman